Exhibit 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

Upland Software, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of Securities to be Registered	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock $0.0001 par value per share, reserved for issuance under the 2014 Equity Incentive Plan	457(c), 457(h)	1,243,862	$16.38	$20,374,459.56	$0.0000927	$1,888.71
Total Offering Amounts			1,243,862	$16.38	$20,374,459.56		$1,888.71
Total Fee Offsets							N/A
TOTAL:							$1,888.71

(1)    Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Upland Software, Inc. 2014 Equity Incentive Plan (“2014 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s
(2)     Reflects additional shares reserved for issuance under the 2014 Plan that became issuable under the 2014 Plan pursuant to its terms.
(3)    Estimated in accordance with paragraphs (c) and (h) of Rule 457 solely for the purpose of calculating the registration fee on the basis of $16.38, which represents the average of the high and low price per share of the Registrant’s common stock on February 23, 2022 as reported on the NASDAQ Global Market.